Exhibit 2
Northcore Technologies Inc.
Consolidated Balance Sheets
(expressed in thousands of dollars)
(Canadian GAAP, Unaudited)

	September 30	September 30	December 31
	2006	2006	2005
	(unaudited)	(unaudited)	(audited)
	(in $C)	(in $US)	(in $C)

		translated
		into $US at
		Cdn$ 1.1151
		for
		convenience

Cash	$866	$777	$60
Restricted Cash	$-	$-	$-
Marketable securities	14	12	13
Other current assets	177	159	399
Other assets	143	128	201
Assets from discontinued operations	-	-	1,170
Total assets	$1,200	$1,076	$1,843

Accounts payable and accrued liabilities	$971	$871	$1,285
Due to related parties	7	6	137
Deferred revenue	101	90	91
Current portion of secured subordintated notes	1,476	1,324	343
Current assets from discontinued operations	-	-	894
Non-current portion of secured subordintated notes	418	375	1,800
Minority interest	-	-	3
Total shareholders' deficiency	(1,773)	(1,590)	(2,710)
Total liabilities and shareholders' equity (deficiency)	$1,200	$1,076	$1,843

Northcore Technologies Inc.
Consolidated Statements of Operations
(expressed in thousands of dollars, except per share amounts)
(Canadian GAAP, Unaudited)

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2006	2006	2005	2006	2006	2005
	($C)	($US)	($C)	($C)	($US)	($C)

		translated			translated
		into US$ at			into US$ at
		Cdn$ 1.1151			Cdn$ 1.1151
		for			for
		convenience			convenience

Revenue	$222	$199	$261	$763	$684	$775

Operating expenses
General and administrative	410	368	592	1,350	1,210	2,139
Customer service and technology	151	135	205	476	427	620
Sales and marketing costs	65	58	122	321	288	379
Employee stock options	42	38	14	114	102	46
Depreciation and amortization	23	21	24	68	61	68
Other income	-	-	-	-	-	(44)
Total operating expenses	691	620	957	2,329	2,088	3,208

Loss from operations	(469)	(421)	(696)	(1,566)	(1,404)	(2,433)

Interest expense
Cash interest expense	78	70	73	278	249	214
Accretion of secured subordinated notes	99	88	91	367	329	277
Interest income	(6)	(5)	-	(12)	(11)	-
	171	153	164	633	568	491

Loss from continuing operations	$(640)	$(574)	$(860)	$(2,199)	$(1,972)	$(2,924)
Income from discontinued operations	-	-	60	2,123	1,904	209
Net income (loss) for the period	(640)	(574)	(800)	(76)	(68)	(2,715)

Earnings (loss) per share:
From continuing operations, basic and diluted	$(0.01)	$(0.01)	$(0.01)	$(0.03)	$(0.03)	$(0.04)
Net earnings (loss) per share, basic and diluted	$(0.01)	$(0.01)	$(0.01)	$(0.00)	$(0.00)	$(0.04)

Weighted average common shares	82,545	82,545	73,895	78,686	78,686	72,494